EXHIBIT 4.6
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FIRST UNION NATIONAL BANK
FL6001
Commercial Real Estate
200 East Broward Boulevard, 9th Floor
Fort Lauderdale, FL  33301


                                                   November 21, 2001

Arvida/JMB Partners, L.P.
7900 Glades Road
Boca Raton, FL 33434

Attention:  Mr. Mark Lassman

RE:       Renewal of Existing Revolving Line of Credit Loan

Dear Mark:

     First Union National Bank ("Lender") has considered your request for financing and is pleased to inform you that Lender has agreed (the "Commitment") to renew the existing Revolving Line of Credit Loan (the "Loan"), upon the terms and subject to the conditions hereinafter set forth.


Borrower:        Borrower shall be Arvida/JMB Partners, L.P., a Delaware
                 limited partnership ("Borrower").

Loan Amount:     The amount of the Loan shall be $20,000,000 on a
                 revolving basis; provided, however, that in no event shall the maximum principal amount outstanding at any time exceed 50% of the appraised value of the then existing collateral.

Status of
Existing Loan:   Borrower executed in favor of Lender that certain
                 $20,000,000 Consolidated and Restated Line of Credit
                 Promissory Note effective September 1, 1998 ("Existing
                 Revolving Note") and secured by, among other security, that certain Mortgage and Security Agreement ("Mortgage") recorded in Official Records Book 26802. Page 888 of the
                 Public Records of Broward County, Florida. As of the date hereof, the Mortgage encumbers the balance of the Weston PUD owned by Borrower located in the City of Weston, Broward County, Florida ("Project"). The Existing
                 Revolving Note was bifurcated into two promissory notes pursuant to a Bifurcation of Note Agreement effective
                 September 1, 1998, one note being a $12,320,000 Line of Credit Promissory Note in favor of Lender ($12,320,000
                 "Bifurcated Note") and one note being a $7,680,000
                 Promissory Note in favor of Lender ($7,680,000 Bifurcated
                 Note"). The $7,680,000 Bifurcated Note was assigned by
                 Lender to Bank United and then simultaneously renewed by that certain Renewal Line of Credit Promissory Note effective September 1, 1998 in favor of Bank United
                 ("Renewal Note"). It shall be a condition of the closing of the Loan ("Closing") that Bank United (or its successor) assign the Renewal Note to Lender so at Closing the Renewal Note and the $12,320,000 Bifurcated
                 Note shall be consolidated into a consolidated Renewal
                 Line of Credit Promissory Note in the original principal sum of $20,000,000 to be executed by Borrower in favor of Lender ("Consolidated Renewal Line of Credit Note").


Purpose of
Renewal: To renew and extend the Loan to provide funding to Borrower for working capital, advances to limited partners of Borrower and to advance funds to Lender in the event Lender shall make any payments under any new letters of credit issued by Lender to third parties for the benefit of Borrower or under various existing Letters of Credit issued to third parties for the benefit of Borrower having a face amount in the approximate total of $893,000 ("Letters of Credit"). The previously issued Letters of Credit were issued by Lender under a Letter of Credit facility which shall be canceled as of Closing. Proceeds of the Loan shall continue to be disbursed pursuant to the




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Arvida/JMB Partners, L.P.
November 21, 2001
Page 2


                 terms of that certain Credit Agreement dated July 31, 1997 as amended by an Amendment to Credit Agreement effective September 1, 1998, as amended by a Second Amendment to Credit Agreement to be executed by Borrower and Lender at Closing (collectively "Credit Agreement").

Term: The maturity date of the Loan shall be September 30, 2002 (the "Maturity Date"). Upon repayment to Lender of all outstanding principal and accrued interest, the Mortgage shall not be satisfied unless any issued Letters of Credit are cash secured.

Loan
Interest Rate:   At Closing, Borrower shall execute in favor of Lender the
                 Consolidated Renewal Line of Credit Promissory Note secured by the Mortgage. The Consolidated Renewal Line of
                 Credit Promissory Note shall bear interest on the entire disbursed and unpaid principal balance from time to time outstanding at a rate equal to 1 month LIBOR plus 1.75% per annum ("LIBOR-Based Rate") as determined by Lender prior to the commencement of each "Interest Period" (as hereinafter defined). Interest shall be computed on the outstanding principal balance for the actual number of days which have elapsed from the date of each advance, calculated on the basis of a three hundred sixty (360) day year and shall be payable in arrears. The LIBOR-Based
                 Rate shall remain in effect, subject to the provisions hereof, from and including the first day of the Interest
                 Period to and excluding the last day of the Interest
                 Period for which it is determined.

                 "LIBOR" means, with respect to each day during each Interest Period, the rate for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Lender from another recognized source or interbank quotation).

                 "Interest Period" means, initially, the period commencing on the date of Closing and ending on the first "Payment Date" (as hereinafter defined), and thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the next Payment Date, (i) any Interest Period that would otherwise end on a day which is not a New York business day shall be extended to the next New York business day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding New York business day; (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment Date shall end on the last New York business day of such month; and
                 (iii) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

                 Borrower may borrow, repay and reborrow the Loan proceeds (subject to compliance with the terms of the Credit Agreement) provided that the outstanding principal balance shall not exceed $20,000,000 at any one time. At Closing, Borrower shall reaffirm that as of such date it has no claims, off-sets or defenses against repayment of the existing indebtedness.

Repayment:       Interest only on the outstanding principal balance of the
                 Loan shall be due and payable by Borrower to Lender monthly commencing on the third day of the first calendar month following the Closing and continuing on the third day of each succeeding month thereafter until the Maturity Date. Upon the Maturity Date, the entire unpaid principal balance of the Consolidated Renewal
                 Line of Credit Promissory Note, together with accrued interest, shall be paid by Borrower to Lender. To the extent Lender agrees to release any portion of the collateral securing the Loan,


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Arvida/JMB Partners, L.P.
November 21, 2001
Page 3


                 any release prices paid by Borrower (as determined by
                 Lender) shall be applied by Lender to outstanding
                 principal, accrued interest and expenses to be reimbursed
                 by Borrower in such order as Lender may determine in its
                 sole discretion.
Loan
Commitment Fee;
Non-Usage Fee:   Borrower will pay to Lender a nonrefundable commitment
                 fee in an amount equal to $50,000 (the "Commitment Fee").
                 The Commitment Fee shall be considered earned upon acceptance of this Commitment Letter and will be paid to Lender by Borrower as follows: (i) $25,000 at the time of execution by Borrower of this Commitment Letter, and
                 (ii) $25,000 at Closing. Borrower hereby acknowledges that the Commitment Fee is a liquidated damages amount and is reasonable compensation to Lender for expenses, work and services arising from the negotiation and preparation of this Commitment Letter and preparing the Loan for Closing, as well as loss of other investment opportunities by reason of allocating the amount of the Loan for the commitment period. As to any new Letters of Credit (or renewals of previously issued Letters of Credit), Borrower shall pay to Lender 1% of the face amount of such Letters of Credit. Borrower will pay to Lender a non-usage fee of 1/16 of 1% on the unused availability under the Loan on a quarterly basis in arrears.

Optional Hedge:  Borrower will be offered an opportunity to hedge the
                 Loan's floating interest expense by entering into an interest rate swap (the "Swap") with Lender (or other counterpart acceptable to Lender) on or after the Closing, pursuant to which Borrower shall receive the amount necessary to pay the interest expense due under the Loan (exclusive of default interest or other adjustments provided for in the Loan documents) and shall pay the amount that would be equal to the interest that would accrue on the Loan at a fixed rate. In the event Borrower chooses to obtain the Swap from Lender, then Borrower shall be required to execute documentation as deemed necessary by Lender to document the Swap, all in form provided by Lender, including the ISDA Master Agreement. Lender's Mortgage shall not be satisfied of record while Borrower's obligations under the ISDA Master Agreement remain unsatisfied. In the event Borrower chooses to obtain the Swap from Lender, the Mortgage and all other security documents executed by Borrower securing the Renewal Line of Credit Promissory Note shall also secure Borrower's obligation under the ISDA Master Agreement. Additionally, Borrower's attorney shall furnish an opinion of counsel relating to such documents in substantially the same form provided by Lender or alternatively shall provide appropriate corporate resolutions.

Prepayment:      The Consolidated Renewal Line of Credit Promissory Note
                 may be prepaid in whole or in part at any time, and from time to time. Any prepayment shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable under the Consolidated Renewal Line of Credit
                 Promissory Note. Any prepayment, however, shall not affect Borrower's obligations under the Swap, if any.

Default Interest;
Late Charge:     From and after the Maturity Date or during the
                 continuation of any default, the Consolidated Renewal
                 Line of Credit Promissory Note shall, at Lender's option, bear interest at a rate equal to the greater of:
                 interest under the Consolidated Renewal Line of Credit
                 Promissory Note plus five percent (5%) per annum, or 24.99% per annum, but not greater than the maximum non-usurious rate permitted by law ("Default Interest
                 Rate"). In addition, if any payment of interest or principal is not received by Lender within fifteen (15) days after the due date, a late charge of five percent
                 (5%) of such overdue amount shall, at Lender's option, be due and payable


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Arvida/JMB Partners, L.P.
November 21, 2001
Page 4


                 by Borrower. To the extent that Borrower becomes obligated to pay interest at the Default Interest Rate due to a payment default, then any corresponding late charges collected by Lender as a result of such payment default shall be applied toward Borrower's payment of interest at the Default Interest Rate.

Additional
Financing:       No secondary financing secured in whole or in part by any
                 collateral held by Lender securing the Loan shall be permitted.

Covenants:       In addition to such affirmative and negative covenants as
                 are typically required by Lender, the Loan Documents will contain the following additional covenants:

                 (a) Deposit Accounts. Borrower shall maintain its primary operating accounts at Lender.

                 (b) Limitations on Borrower. During the term of the Loan, Borrower shall not acquire additional real property nor shall Borrower incur additional secured or unsecured liabilities. There shall be no changes in the management of Borrower or the composition of its general partner or the ownership thereof without the written approval of Lender. There shall be no material changes to Borrower's Partnership Agreement without the written approval of Lender.

Financial
Covenants:       Borrower shall maintain the following financial covenants
                 ("Financial Covenants"), compliance of which shall be determined on the basis of the "Financial Statements" and other information to be provided to Lender by Borrower as described in Section 6.1 of the Credit Agreement. Review of the Financial Covenants shall be completed within 60 days of fiscal year end and/or quarter end subject to Lender's receipt of quarterly financials from Borrower on a timely basis.

                 (a) Minimum Unencumbered Liquidity. As of the end of each fiscal quarter effective with the fourth quarter of 2001, Borrower's Net Worth shall be equal to or in excess of the "Minimum Net Worth." The term "Minimum Net Worth" means as of December 31,2001, $50,000,000, and thereafter, $20,000,000.

                 (b) Maximum Debt Worth Ratio. As of the end of each fiscal quarter effective with the fourth quarter of 2001, Borrower's "Debt/Worth Ratio" shall not exceed the "Maximum Debt/Worth Ratio." The term "Debt/Worth Ratio" means, as of the date of any quarterly determination thereof, the ratio of Borrower's Total Liabilities to Borrower's Net Worth. The term "Maximum Debt/Worth Ratio" means as of the end of each fiscal quarter 1.0 to 1.0.

                 (c) Minimum Debt Service Coverage. As of the end of each fiscal quarter effective with the fourth quarter of 2001. Borrower's Debt Service Coverage shall be equal to or in excess of the "Minimum Debt Service Coverage Ratio." The term "Minimum Debt Service Coverage Ratio" means 1.3 to 1.

                 (d) Maximum Loan to Value Ratio. As of the end of each fiscal quarter effective with the fourth quarter of 2001, the Loan to Value Ratio shall not exceed the Maximum Loan to Value Ratio. Borrower shall furnish to Lender within 30 days of each fiscal quarter end Housing Reports indicating homes closed during the previous fiscal quarter and remaining homes in inventory within the Project. The term "Maximum Loan to Value Ratio" means fifty percent (50%). If as of any determination




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Arvida/JMB Partners, L.P.
November 21, 2001
Page 5


                 thereof, the Loan to Value Ratio shall exceed the Maximum Loan to Value Ratio, then, within five (5) Business Days following written notice thereof from Lender to Borrower, Borrower shall either: (i) pay to Lender, in reduction of the outstanding principal amount under the Loan, an amount sufficient to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio, as above described, or (ii) deposit with Lender sufficient cash collateral to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio; the Borrower's failure to do so shall constitute an Event of Default hereunder. In the event outstandings under the Loan do not otherwise cause the Loan to Value Ratio to exceed the Maximum Loan to Value Ratio, availability under the Loan shall be reduced to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio.

Conditions
Precedent:       The provisions of this Commitment are subject to and
                 conditioned upon Lender's receipt of the following, in each instance in form and substance satisfactory to
                 Lender:

                 (a) Title Insurance. Prior to Closing, Lender requires receipt of a commitment to issue an endorsement to Lender's Title Insurance Policy 82-03-021373 issued by Lawyers Title Insurance Corporation. There are to be no new exceptions (including no survey exception) other than current year's taxes not yet due and payable, and those approved by Lender in its sole discretion. No later than thirty (30) days after Closing, the Endorsement is to be submitted to Lender.

                 (b) Insurance. If specifically requested by Lender, Borrower shall furnish to Lender current evidence of insurance in the form and content otherwise required in the Credit Agreement.

                 (c) Flood Zone Certification. If the Project is located within an area that has been identified as a "special flood hazard area" as that term is used in the National Flood Insurance Reform Act of 1994 flood insurance shall be required and if the Project is located in a community that is participating in the National Flood Insurance Program and, if damaged by flooding in a federally declared disaster, federal relief assistance may be available.

                 (d) Organizational Documents. If specifically requested by Lender, copies of the organizational documents of Borrower and its general partner as amended to the Closing, including, without limitation, (i) any trade or fictitious name filings, and (ii) the partnership agreement and a current good standing certificate of Borrower and its general partner.

                 (e) Opinion of Counsel. An opinion of Borrower's independent counsel, who shall be reasonably satisfactory to Lender, as to such matters as Lender may reasonably request.

                 (f)  Governmental Permits.   All governmental approvals
                 issued in connection with the Project must be legally valid and remain in full force and effect throughout the term of the Loan. In the event that any of such approvals or permits is invalidated, rescinded or suspended. Lender will not be obligated to close, or fund the proceeds, of the Loan during the period that any invalidation, rescission or suspension continues.

                 (g) Other Documents. Such other documents, instruments and certificates including, with-out limitation, proofs, opinions and other assurances, as Lender or Lender's Counsel may reasonably require.



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Arvida/JMB Partners, L.P.
November 21, 2001
Page 6


Loan Documents:  This Commitment is subject to the execution of Lender's standard Loan Documents containing such representations, warranties, affirmative and negative covenants, indemnities, waivers, closing conditions, defaults, events of default and remedies as are typically required by Lender and/or are customary in this type of transaction, including without limitation, waivers of jury trial. Borrower acknowledges that not every provision imposing duties, burdens or limitations on Borrower has been set forth in this Commitment Letter. The failure of Borrower and Lender to reach agreement on such provisions shall not be deemed a breach by Lender of this Commitment.

Closing: Closing of the Loan shall take place at the offices of Lender's attorney on a date which shall be on or before December 17, 2001. If the Loan is not closed by such date (unless extended in writing by Lender), Lender shall have no further obligations under this Commitment.

Costs: On or before Closing, Borrower shall pay all costs, expenses and fees (including, without limitation, any appraisal, survey, title, insurance, environmental assessment, tax service, engineering, inspections, searches, recording and attorney's fees) associated with this transaction, whether or not Closing occurs. Lender's counsel fees shall generally be based on the time and labor required, the novelty and difficulty of the questions raised by the transaction contemplated hereunder, the skill required to perform the services hereinafter described, the customary fee charged for similar services, and the time limitations imposed for performance, together with disbursements such as telephone charges, postage, facsimile and courier charges, photocopying, recording or filing fees and other such charges normally associated with loans of this type and considered to be legal charges. Legal charges do not include costs normally paid to persons other than Lender's Counsel, such as title insurance, surveys, appraisals and environmental assessments.

                 Lender's counsel's legal fees for this transaction shall be based on Lender's counsel's normal hourly time charges for work performed.

Miscellaneous:   (a)  Assignment.  Neither this Commitment nor the Loan
                 proceeds are assignable by Borrower without the prior written consent of Lender, and any purported or attempted assignment without such consent shall be void and of no force or effect.

                 (b) Integration. This Commitment contains the entire understanding between Lender and Borrower, and supersedes in its entirety any prior understandings, agreements and correspondence between them respecting the subject matter hereof.

                 (c)  Governing Law.  This Commitment and the
                 transactions described therein and herein will be governed by and construed according to the laws of the State of Florida, without reference to conflict of laws principles.

                 (d) Modification. No change or modification of this Commitment will be valid and binding unless acknowledged and confirmed in writing by an authorized officer of Lender.



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Arvida/JMB Partners, L.P.
November 21, 2001
Page 7


                 (e) Brokers. All brokerage commissions relating to the Loan, if any, will be payable by Borrower. The acceptance of this Commitment will constitute an undertaking on the part of Borrower to indemnify, defend and hold Lender harmless from and against any and all liability, loss, cost or expense (including reasonable attorneys' fees) resulting from any claim of a broker arising in connection with the consummation of the Loan. Lender has not dealt with any broker in connection with the delivery of this Commitment to Borrower.

                 (f) Time of the Essence. With respect to the performance of all obligations of Borrower under this Commitment Letter, time is agreed to be of the essence.

                 (g) Liability of Lender. By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to the terms of this Commitment, including without limitation, any certificate, financial statement, survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to any party with respect thereto by Lender.

                 (h) Waiver of Jury Trial. To the extent permitted by applicable law, Borrower and Lender knowingly, voluntarily and irrevocably waive any right they may have to trial by Jury in any action or proceeding between Borrower and Lender in connection with or arising out of this Commitment and the transactions related hereto.

                 (i)  Waiver of Rights of Lender.   Neither the failure
                 nor the delay by Lender to exercise any right, power or privilege under this Commitment shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any other right, power or privilege.

                 (j) Termination of Commitment. Lender shall have the right to cancel its obligations under this Commitment, in the event of: (a) loss or damage to the Project or any other collateral securing the Loan due to fire or other casualty; (b) a taking of all or any portion of the Project by exercise of the power of eminent domain; (c) a material adverse change in the financial condition, operations or prospects of Borrower since that disclosed in any previous financial statements submitted to Lender for the purpose of obtaining the commitment; (d) the presence or likely presence of any hazardous substances on or at the Project or any part thereof in amounts so as to be in contravention of any applicable laws; or (e) Lender withholding its approval of any item for which Lender's approval is required by the terms hereof. Borrower shall immediately notify Lender of the occurrence of any of the foregoing. In the event Lender terminates this Commitment, the portion of the Commitment Fee paid by Borrower upon acceptance hereof shall be refunded to Borrower, less any out-of-pocket expenses incurred by Lender, including attorneys' fees and costs.

                 (k) Venue. Venue for any action arising out of this Commitment or any matters related thereto, and for all matters relating directly or indirectly to this Loan transaction shall be in a court of competent jurisdiction in Broward County, Florida.

Acceptance:      Please indicate your acceptance of this Commitment by
                 signing below and returning to the undersigned one executed copy of this Commitment, together with a check in the amount of $25,000 representing the portion of the Commitment Fee now payable. This Commitment shall expire and be void unless the acceptance is received by Lender on or before November 30, 2001.



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Arvida/JMB Partners, L.P.
November 21, 2001
Page 8


     Thank you for allowing First Union to be of service. Please do not hesitate to call me at (954) 467-5543 if I can be of further assistance.


                            Very truly yours,

                            FIRST UNION NATIONAL BANK


                            By:        /s/ Dana Hunter
                                       -----------------------
                            NAME:      Dana Hunter,
                                       Senior Vice President




AGREED TO AND ACCEPTED BY:

BORROWER:

ARVIDA/JMB PARTNERS, LP,
a Delaware limited partnership


By:  ARVIDA/JMB MANAGERS, INC.,
     a Delaware corporation, general partner


     /s/ Mark Lassman
     ----------------------------
     Print Name:  Mark D. Lassman

NOTE: THIS CONSOLIDATED AND RESTATED PROMISSORY NOTE IS A RENEWAL AND CONSOLIDATION OF: (i) THAT CERTAIN LINE OF CREDIT PROMISSORY NOTE DATED SEPTEMBER 1, 1998 IN FAVOR OF FIRST UNION NATIONAL BANK IN THE ORIGINAL PRINCIPAL SUM OF TWELVE MILLION THREE HUNDRED TWENTY THOUSAND DOLLARS ($12,320,000) ("$12,320,000 Note") HAVING A PRESENT UNFUNDED AVAILABILITY OF $12,320,000, A COPY OF WHICH IS ATTACHED HERETO AND MADE A PART HEREOF: AND
           (ii) THAT CERTAIN RENEWAL LINE OF CREDIT PROMISSORY NOTE DATED SEPTEMBER 1, 1998 IN FAVOR OF BANK UNITED IN THE ORIGINAL PRINCIPAL SUM OF SEVEN MILLION SIX HUNDRED EIGHTY THOUSAND DOLLARS ($7,680,000) ("$7,680,000 Note") HAVING A PRESENT
           UNFUNDED AVAILABILITY OF $7,680,000, A COPY OF WHICH IS ATTACHED HERETO AND MADE A PART HEREOF, THE $7,680,000 NOTE HAVING BEEN ASSIGNED BY WASHINGTON MUTUAL BANK, FA (SUCCESSOR BY MERGER TO BANK UNITED) TO FIRST UNION NATIONAL BANK BY ALLONGE DATED NOVEMBER 23, 2001, A COPY OF WHICH IS ATTACHED HERETO AND MADE A PART HEREOF.

           DOCUMENTARY STAMPS AND/OR INTANGIBLE TAXES IN THE AMOUNT REQUIRED BY LAW WERE PAID AT THE TIME OF THE RECORDING OF THAT CERTAIN MORTGAGE AND SECURITY AGREEMENT IN OFFICIAL RECORDS BOOK 26802, PAGE 888 OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA. THE NOTES ARE BEING RENEWED, CONSOLIDATED AND RESTATED BASED ON THE PRESENT UNFUNDED AVAILABILITY WITHOUT ENLARGEMENT THEREOF. NO ADDITIONAL DOCUMENTARY STAMPS ARE DUE AND NO INTANGIBLE TAXES ARE PRESENTLY DUE.


       CONSOLIDATED AND RESTATED LINE OF CREDIT PROMISSORY NOTE
       --------------------------------------------------------

     THIS CONSOLIDATED AND RESTATED LINE OF CREDIT PROMISSORY NOTE ("CONSOLIDATED AND RESTATED NOTE") executed by Arvida/JMB Partners, L.P., a Delaware limited partnership, (the "Borrower"), having an office at 900 North Michigan Avenue, Chicago, Illinois 60611, in favor of First Union National Bank ("Lender"), having an address of 200 East Broward Boulevard, 9th Floor, Fort Lauderdale, Florida 33301.


     1. RENEWAL AND CONSOLIDATION. The indebtedness evidenced by this Consolidated and Restated Note renews and consolidates the aggregate outstanding principal indebtedness and unfunded availability evidenced by the following promissory notes all executed by Borrower (among other parties): (i) that certain Line of Credit Promissory Note dated
September 1, 1998 in the original principal amount of TWELVE MILLION THREE HUNDRED TWENTY THOUSAND DOLLARS ($12,320,000) ("$12,320,000 Note") in favor of First Union National Bank; and (ii) that certain Renewal Line of Credit Promissory Note dated September 1, 1998 in the original principal amount of SEVEN MILLION SIX HUNDRED EIGHTY THOUSAND DOLLARS ($7,680,000) ("$7,680,000 Note") in favor of Bank United. The $7,680,000 Note has been assigned to Lender by the holder thereof thereby prior to the execution hereof. The current principal balance outstanding under the $12,320,000 Note being renewed and consolidated hereby is $0 (and the current unfunded availability is $12,320,000) and the current principal balance outstanding under the $7,680,000 Note being renewed and consolidated hereby is $0 (and
the current unfunded availability is $7,680,000).   This Consolidated and
Restated Line of Credit Note consolidates the $12,320,000 Note and the

$7,680,000 Note and amends, replaces and supersedes same, without enlargement thereof. Accordingly, the total unfunded availability being renewed and consolidated and evidenced by this Consolidated and Restated
Line of Credit Note is $20,000,000.   This Consolidated and Restated Line
of Credit Note is intended to consolidate a single consolidated maximum indebtedness of $20,000,000 at any one time, to be repaid with interest as hereinafter provided.

     2.    RESTATEMENT.  This Consolidated and Restated Line of Credit
Note restates the $12,320,000 Note and the $7,680,000 Note as follows, it being the intention to restate and continue the obligations evidenced thereunder as also consolidated hereby, without enlargement. It is the intention of Lender and Borrower that while this Consolidated and Restated Line of Credit Note consolidates, amends, replaces and supersedes the $12,320,000 Note and the $7,680,000 Note, it is not in payment or satisfaction of the $12,320,000 Note or the $7,680,000 Note, but rather is the substitution of evidences of debt without any intent to extinguish the old. Should there be any conflict between any of the terms of the $12,320,000 Note or the $7,680,000 Note, and the terms of this Consolidated and Restated Line of Credit Note, the terms of this Consolidated and Restated Line of Credit Note shall control. The $12,320,000 Note and the $7,680,000 Note are attached hereto and shall only be negotiated with this Consolidated and Restated Line of Credit Note. The $12,320,000 Note and the $7,680,000 Note are consolidated, amended and renewed to read in their entirety as follows:





                  THIS SPACE INTENTIONALLY LEFT BLANK

THE TAX HAS BEEN PAID AND THE PROPER DOCUMENTARY STAMPS HAVE BEEN AFFIXED TO THE MORTGAGE AND SECURITY AGREEMENT SECURING THIS PROMISSORY NOTE. NON-RECURRING INTANGIBLE TAXES SHALL BE PAID AT THE TIME OF EACH ADVANCE, ON SUCH ADVANCE.

                            LINE OF CREDIT

                            PROMISSORY NOTE
                            ---------------

$20,000,000                            Effective Date: August 1, 2001

     FOR VALUE RECEIVED, the undersigned, Arvida/JMB Partners, L.P., a Delaware limited partnership, having an office at 900 N. Michigan Avenue, Chicago, Illinois 60611 (hereinafter referred to as "Maker"), promises to pay to the order of First Union National Bank, a national banking association, its successors or assigns (the "Lender"), having an office at 200 East Broward Boulevard, 9th Floor, Fort Lauderdale, Florida 33301, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) as such sums may be advanced hereunder from time to time ("Advances") pursuant to and in accordance with the "Credit Agreement" (as hereinafter defined), together with interest on the principal balance of this Note outstanding from time to time, as same shall accrue thereon in accordance with the terms hereof, but not to exceed the maximum non-usurious rate permitted by law.

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. In addition to capitalized terms defined elsewhere herein, the following capitalized terms shall have the meanings ascribed to them as follows:

     1.1 "Business Banking Day" means a day that is not a Saturday, a Sunday, or a day on which Lender is closed pursuant to authorization or requirement of law.

     1.2 "Credit Agreement" means the Credit Agreement dated July 31, 1997, between various lenders (including Lender) and Borrower (among others), as amended by Amendment to Credit Agreement having an effective date of September 1, 1998 between various lenders (including Lender) and Borrower (among others), and as amended as of even date herewith by a Second Amendment to Credit Agreement between Lender and Borrower.

     1.3 "Default Rate" means the lesser of: (i) five percent (5%) above the "LIBOR-Based Rate" (as hereinafter defined) and (ii) the maximum non-usurious rate permitted under applicable law, provided the maximum interest rate shall never be more then twenty-four and 99/100 percent (24.99%).

     1.4 "Event of Default" has the meaning ascribed to such term in the Credit Agreement.

     1.5 "Interest Period" means, initially, the period commencing on the Effective Date hereof and ending on the first "Payment Date" (as hereinafter defined), and thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the next Payment Date, (i) any Interest Period that would otherwise end on a day which is not a New York business day shall be extended to the next New York business day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding New York business day; (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment Date shall end on the last New York business day of such month, and
(iii) any Interest Period that would otherwise extend past the "Maturity Date" (as hereinafter defined) shall end on the Maturity Date.

     1.6 "LIBOR-Based Rate" means, relative to any Interest Period, a rate of interest equal to 1 month LIBOR plus 1.75% per annum as determined by Lender prior to the commencement of each Interest Period. Interest shall be computed on the outstanding principal balance for the actual number of days which have elapsed from the date of each Advance, calculated on the basis of a three hundred sixty (360) day year and shall be payable in arrears. The LIBOR-Based Rate shall remain in effect, subject to the provisions hereof, from and including the first day of the Interest Period to and excluding the last day of the Interest Period for which it is determined.

     "LIBOR" means with respect to each day during each Interest Period, the rate for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Lender from another recognized source or interbank quotation).

     1.7 "Loan Documents" has the meaning described to such term in the Credit Agreement.

     1.8 "Maturity Date" means the earlier of: (i) September 30, 2002; and (ii) any earlier date upon which the principal balance outstanding hereunder, together with all interest accrued thereon, shall become immediately due and payable following an Event of Default, in accordance with provisions of the Credit Agreement.

2.   Calculation of Interest Rate.

     2.1 Interest shall be calculated on the daily total outstanding balance of all Advances evidenced by this Note at the LIBOR-Based Rate.

3.   Payment of Interest and Principal.

     3.1 Interest, calculated as above provided, shall be due and payable by the Maker to Lender, subject to the provisions of Section 3.7 hereof, on the 3rd day of the first calendar month immediately following the first Advance under this Note and continuing on the first day of each month thereafter (each, a "Payment Date") until the Maturity Date.

     3.2 The total outstanding principal balance under this Note and all accrued but unpaid interest shall be fully due and payable on the Maturity Date.

     3.3 All payments of principal and interest under this Note shall be made in lawful money of the United States which shall be legal tender in payment of all debts, public and private, at the time of payment.

     3.4 This Note may be prepaid in whole or in part at any time and from time to time, without penalty or premium; however, that Maker shall indemnify Lender against Lender's loss or expense in employing deposits as a consequence of: (i) of Maker's failure to make any payment when due under this Note, or (ii) any prepayment of this Note on a date other than the last day of the Interest Period ("Indemnified Loss or Expense"). Nothing herein shall be deemed to alter or affect any obligations that Maker may have to Lender under any interest rate swap agreements.

     3.5 Prior to the Maturity Date, Maker may borrow, repay and reborrow hereunder, in accordance with the terms of the Credit Agreement.

     3.6 All payments of principal and interest under this Note shall be made in immediately available funds by 11:00 a.m. (Ft. Lauderdale, Florida time) on a Business Banking Day, to Lender at the office of Lender at 200 East Broward Boulevard, 9th Floor, Fort Lauderdale, Florida 33301, or at such other place as Lender may instruct. Any payments of principal or interest made after 11:00 a.m. (Ft. Lauderdale, Florida time) shall be deemed to be payments made on the next following Business Banking Day, for all purposes, hereof, including, without limitation, the accrual of interest. Should any payment under this Note become due and payable on a day other than a Business Banking Day, the maturity thereof shall be extended to the next succeeding Business Banking Day, and, in the case of any payment of principal, interest shall be payable thereon as calculated pursuant hereto, for each Business Banking Day such principal is outstanding (provided, however, any payment of principal received on any Business Banking Day by 11:00 a.m. (Ft. Lauderdale, Florida time) shall not be deemed to be outstanding on such Business Banking Day).

     3.7 Notwithstanding anything to the contrary set forth herein, Lender shall provide Maker with written notice prior to the first Business Banking Day of each month of the interest installment with respect to this Note which is due and payable on such first Business Banking Day of such month. With respect to each such monthly installment of interest, Lender hereby grants to Maker a grace period for the payment of same, which shall extend to the later of: (a) the fifteenth (15th) day of the month or (b) if Maker shall not have received written notice of the monthly interest installment from Lender prior to the first Business Banking Day of any month and Maker shall have provided written notice to Lender, no later than such first Business Banking Day of the month of such Lender's failure to provide Maker with written notice of such interest installment, then, the date fifteen (15) days from receipt by Maker of such written notice of the monthly interest installment. If Lender shall not receive written notice from Maker on or before the first Business Banking Day of a month, of Lender's failure to provide written notice of an interest installment, then, for all purposes of this Note, notwithstanding that Maker may later request such written notice of such interest installment, such grace period shall extend to no later than the fifteenth (15th) day of such month.

     3.8   Any payment required to be paid by this Note, the Loan
Documents or the Credit Agreement, with the exception of interest and principal, shall be due and payable no later than fifteen (15) days from receipt by Maker from Lender of written notice of the required payment.

     3.9 Provided Lender has not exercised its right to accelerate this Note as provided in this Note, the Credit Agreement or the other Loan
Documents: (a) in the event any payment of principal required under this Note, either pursuant to the terms hereof or the terms of the Credit Agreement, is not received by Lender by the fifteenth (15th) day following the day on which such payment is due, Maker shall pay to Lender a late charge of five percent (5%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty or as compounding interest, and
(b) in the event any scheduled payment of interest required under this Note is not received by Lender by the later of(i) fifteen (15) days from receipt by Maker of written notice of the monthly interest installment and (ii) the fifteenth (15th) day of such month, Maker shall pay to Lender a late charge of five percent (5%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty or as compounding interest. Further, if any payment required to be paid by this Note, the Credit Agreement or the other Loan Documents, with the exception of interest and principal, is not paid within fifteen (15) days from receipt by Maker from Lender of written notice of the required payment. Maker shall pay to Lender a late charge of five percent (5%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty or as compounding interest.

4. Collateral Security. This Note is issued pursuant to the Credit Agreement. This Note is secured by the Credit Agreement, the Security Documents and the other Loan Documents. Reference is hereby made to the Credit Agreement, the Security Documents and the other Loan Documents for a description of Events of Default and rights of acceleration of the Maturity Date upon the occurrence of an Event of Default. It is expressly agreed that all of the covenants, conditions and agreements contained in the Credit Agreement, the Security Documents and the other Loan Documents are made a part of this Note.

5.   Events of Default.

     5.1 Upon the occurrence of an Event of Default, Lender may declare the entire amount of this Note, including the principal balance then outstanding thereunder, together with all interest accrued thereon, to be immediately due and payable, without notice, (Maker hereby expressly waives notice of such Event of Default), time being of the essence of this Note. Any Event of Default under this Note shall be an Event of Default under all other Loan Documents and an Event of Default under any other Loan Document shall be an Event of Default under this Note.

     5.2 In the event Lender accelerates this Note as herein provided or the full amount of outstanding principal and interest under this Note is not fully repaid to Lender on or before the Maturity Date, then the entire unpaid principal balance under this Note, together with all interest accrued thereon, shall bear interest from the date of an Event of Default or from the Maturity

Date, respectively, at the Default Rate. Any late charge paid by Maker shall be applied to the interest charged at the Default Rate after acceleration of this Note.

     5.3 The remedies of Lender, as provided herein, or in the Security Documents, the other Loan Documents or Credit Agreement shall be cumulative and concurrent and may be pursued singularly, successively or together, by Lender in accordance with the terms of the Credit Agreement, and may be exercised as often as the occasion therefor shall arise

6. Usury. Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the Loan evidenced by this Note to pay interest in an amount or at a rate greater than the highest non-usurious rate permissible under applicable law as amended from time to time. Should any interest or other charges paid by Maker, or any party liable for the payment of the Loan evidenced by this Note, result in the computation or earning of interest in excess of the highest non-usurious rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Lender and all such excess shall be paid by Lender to Maker or to any party liable for the payment of the Loan evidenced by this Note, it being the intent of the parties hereto that under no circumstances shall Maker or any party liable for the payment of the Loan hereunder, be required to pay interest in excess of the highest non-usurious rate permissible under applicable law as amended from time to time. By operation of Section 687.12, Florida Statutes (1996), the interest rate charged under this Note is authorized by Chapters 658, 665 and 687, Florida Statutes (1996) and applicable Federal law.

7.   Waivers/Miscellaneous Matters.

     7.1 This Note is to be construed according to the applicable laws of the State of Florida and the United States of America. Any action brought upon the enforcement of this Note is hereby authorized to be instituted and prosecuted in Broward County, Florida, or at the United States District Court for the Southern District of Florida, at the election of Lender, subject to and in accordance with the terms of the Credit Agreement.

     7.2 This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     7.3 Each maker, endorser and guarantor or any person, firm or corporation becoming liable under this Note hereby consents to any extension or renewal of this Note or any part thereof, without notice, and agrees that it will remain liable under this Note during any extension or renewal thereof, until the indebtedness evidenced hereby and thereby is paid in full.

     7.4   Notwithstanding anything to the contrary herein or in the
Credit Agreement, the Security Documents or other Loan Documents (or any instruments or certificates executed or delivered in connection therewith at any time or times), neither any present or future constituent partner (as hereinafter defined) in, or agent of Maker, nor any shareholder, member, officer, manager, director, employee, trustee, beneficiary or agent of any corporation or other entity that is or becomes a constituent partner in Maker shall be personally liable, directly or indirectly (and the Lender shall not have any recourse against any property or assets of any such constituent partner or other person or entity) under or in connection with this Note, the Credit Agreement. The Security Documents, the other Loan Documents, or any instruments securing or otherwise executed in connection therewith, or any certificate delivered in connection therewith, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter (such persons as described in this sentence being herein collectively referred to as "Non-Recourse Persons"), provided, however, Non-Recourse Persons shall not include any Maker or any Subsidiary of a Maker that would otherwise be liable as a general partner in Maker. The recourse of Lender and its successors and assignees under or in connection with this Note, the Security Documents, the Credit Agreement, the other Loan Documents, and such instruments and certificates, and any such amendments or modifications, shall be limited to the assets of Maker, and Lender and its successors and assignees waive and do hereby waive any such personal liability against any such Non-Recourse Persons. For the purposes of this Note, the Security Documents, the Credit Agreement and each other Loan Document and any such instruments and certificates and any such amendments or modifications, neither the negative capital account of a constituent partner in Maker, nor any obligation of any constituent partner in Maker to restore a negative capital account or to advance or contribute capital to Maker or any other constituent partner in Maker shall be deemed to be the property or the asset of Maker or any such other constituent partner (and Lender and its successors or assignees shall not have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to
restore, advance or contribute).   As used in this section, the term
"constituent partner" means any direct partner in Maker, and any person or entity that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Maker.

     7.5 Time is of the essence hereof with regard to the performance and observance of all of the terms, provisions and conditions hereof on the part of Maker to be observed and/or performed.

     7.6 All sums received by Lender for application to this Note shall be applied by Lender in the manner set forth in Section 2.8 of the Credit Agreement.

     7.7 The Maker is strictly liable for and hereby agree to pay or reimburse Lender for, and hold it harmless from and against all of its reasonable third party costs and expenses incurred in connection with the collection or enforcement of, or the preservation of any rights under, this Note, the Credit Agreement or other Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel for Lender, including attorneys' fees out of court, in trial, on appeal, in bankruptcy proceedings or otherwise. Maker shall pay all such amounts in accordance with the terms of the Credit Agreement, and until repaid, such sums shall bear interest at the Default Rate.

     7.8 All notices and like communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of Section 12 of the Second Amendment to Credit Agreement of even date herewith.

     7.9 As used herein, the terms "Maker" and "Lender" shall be deemed to include their respective successors and assigns.

     7.10 In the event any one or more of the provisions of this Note shall for any reasons be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note then in any of those events, only such provision or provisions shall be deemed null and void and shall not effect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and in shall no way be affected,
prejudiced or disturbed thereby.   In the event any provisions of this Note

are inconsistent with any provisions of the Credit Agreement, the Security Documents or other Loan Documents, or any other agreements or documents executed in connection with this Note, this Note shall control.

     7.11 It is expressly understood and agreed that Lender shall never be construed for any purposes, to be the partner, joint venturer, principal or associate of Maker or any of them or any person or party claiming by, through or under Maker or any of them in the conduct of their respective businesses.

     7.12 The undersigned Maker and any endorsers, sureties, guarantors and all others who are or may become liable for the payment hereof (a) severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note and all other notices in connection with the delivery, acceptance, performance or enforcement of the payment of this Note, (b) expressly consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications from time to time prior to or after the Maturity Date, without notice, consent or consideration to any of the foregoing, (c) expressly agree to any substitution, exchange, addition or release of any of the other Loan Documents or the addition or release of any party or person primarily or secondarily liable hereon, (d) expressly agree that Lender shall not be required first to institute any suit, or to exhaust their remedies against Maker or any other person or party to become liable hereunder or against the other Loan Documents in order to enforce the payment of this Note, and (e) expressly agree that, notwithstanding the occurrence of any of the foregoing, they shall be and remain, jointly and severally, directly liable for all sums due under this Note and the other Loan Documents subject to the terms and conditions hereof and thereof.

     7.13 Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing given in accordance with the terms of the Credit Agreement, and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

     7.14 Failure to accelerate this Note after an Event of Default, or the acceptance of a past due installment, shall not be construed as a novation of the contract or a waiver of the right of Lender to thereafter insist upon strict compliance with the terms of this Note without previous notice of such intention being given to the Makers.

     7.15 The section headings of this Note are for reference purposes only and are to be given no effect in the construction or interpretation of this Note.


     MAKER AND LENDER BY ITS ACCEPTANCE HEREOF HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF MAKER OR LENDER.

      IN WITNESS WHEREOF, the undersigned Maker has executed this Note on the date set forth above.


                      MAKER:

                      ARVIDA/JMB PARTNERS, L.P.,
                      a Florida limited partnership

                      By:   ARVIDA/JMB MANAGERS, INC.,
                            a Delaware corporation, a general partner



                            By:    /s/ Mark D. Lassman
                                   ------------------------------

                            Name:  Mark D. Lassman

                            Title: Vice President

                 SECOND AMENDMENT TO CREDIT AGREEMENT
                 ------------------------------------


     THIS SECOND AMENDMENT TO CREDIT AGREEMENT ("Amendment"), having an effective date of the 1st day of August, 2001, between ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership, ("Borrower"), having an address of 900 North Michigan Avenue, Chicago, Illinois 60611 and FIRST UNION NATIONAL BANK ("Lender"), having an address of 200 East Broward Boulevard, 9th Floor, Fort Lauderdale, Florida 33301.


                               RECITALS:
                               --------

           (A) On July 31, 1997, Barnett Bank, N.A. and the Other Original Lenders (including Lender), and Borrower (among others) entered into a Credit Agreement ("Credit Agreement") as to a SEVENTY-FIVE MILLION DOLLARS ($75,000,000) Term Loan, a TWENTY MILLION DOLLARS ($20,000,000) Revolving Line of Credit and a FIVE MILLION DOLLARS ($5,000,000) Letter of Credit Facility (collectively "Loans"). The Credit Agreement was amended on September 1, 1998 by an Amendment to Credit Agreement whereby (among other matters) Barnett Bank, N.A. was replaced as "Agent" by Lender. The Term Loan has been repaid in full and the Letter of Credit Facility is being cancelled as of even date hereof.

           (B) Borrower has applied to Lender for modification of the Credit Agreement primarily (among other modifications) in order to (i) renew and extend the Revolving Line of Credit; and (ii) effect a change in the composition of the lenders and borrowers.

           (C) Borrower and Lender intend to enter into this Amendment in order to amend the Credit Agreement accordingly.


     NOW THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the mutual covenants herein contained, the parties hereto agree as follows:

     1. RECITALS. The above recitals are true and correct and are incorporated herein by this reference.

     2. CAPITALIZED TERMS. Capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

     3. CONSOLIDATION. Borrower (among others) executed in favor of Lender that certain $20,000,000 Consolidated and Restated Line of Credit Promissory Note effective September 1, 1998 ("Existing Revolving Note") evidencing the Revolving Line of Credit and secured by, among other security, that certain Mortgage and Security Agreement ("Mortgage")
 recorded in Official Records Book 26802, Page 888 of the Public Records of Broward County, Florida. As of the date hereof, the Mortgage encumbers the balance of the Weston PUD owned by Borrower located in the City of Weston, Broward County, Florida ("Project"). The Existing Revolving Note was bifurcated into two promissory notes pursuant to a Bifurcation of Note Agreement effective September 1, 1998, one note being a $12,320,000 Line of Credit Promissory Note in favor of Lender ($12,320,000 "Bifurcated Note") and one note being a $7,680,000 Promissory Note in favor of Lender ($7,680,000 "Bifurcated Note"). The $7,680,000

Bifurcated Note was assigned by Lender to Bank United and then simultaneously renewed by that certain Renewal Line of Credit Promissory Note effective September 1, 1998 in favor of Bank United ("Renewal Note"). Washington Mutual Bank, FA, as successor to Bank United, has assigned the Renewal Note to Lender so the Renewal Note and the $12,320,000 Bifurcated Note shall be consolidated into a Consolidated Restated Line of Credit Promissory Note in the original principal sum of $20,000,000 to be executed by Borrower in favor of Lender simultaneously herewith ("Consolidated Restated Line of Credit Note").

     4. TERMS OF RENEWAL OF REVOLVING LINE OF CREDIT. The Revolving Line of Credit is being renewed and extended to provide funding to Borrower for working capital, advances to limited partners of Borrower and to advance funds to Lender in the event Lender shall make any payments under any new letters of credit issued by Lender to third parties for the benefit of Borrower or under various existing Letters of Credit issued to third parties for the benefit of Borrower having a face amount in the approximate total of $893,000 ("Letters of Credit"). The previously issued Letters of Credit were issued by Lender under the Letter of Credit Facility which shall be canceled effective upon the effective date hereof. The Mortgage shall not be satisfied unless any issued Letters of Credit are cash secured. Proceeds of the Revolving Line of Credit shall continue to be disbursed pursuant to the terms of the Credit Agreement. Borrower may borrow, repay and reborrow the proceeds of the Revolving Line of Credit (subject to compliance with the terms of the Credit Agreement) provided that the outstanding principal balance shall not exceed $20,000,000 at any one time. Borrower hereby reaffirms that as of even date herewith, it has no claims, off-sets or defenses against repayment of the existing indebtedness. To the extent Lender agrees to release any portion of the collateral securing the Revolving Line of Credit, any release prices paid by Borrower (as determined by Lender) shall be applied by Lender to outstanding principal, accrued interest and expenses to be reimbursed by Borrower in such order as Lender may determine in its sole discretion. As to any new Letters of Credit (or renewals of previously issued Letters of Credit), Borrower shall pay to Lender 1% of the face amount of such Letters of Credit. Borrower will pay to Lender a non-usage fee of 1/16 of 1% on the unused availability under the Revolving Line of Credit on a quarterly basis in arrears.

     5. REVISIONS TO CREDIT AGREEMENT. Effective as of the date of this Amendment, the Credit Agreement shall be modified specifically as follows:
           a. Section 1.1.44 of the Credit Agreement is amended to provide that the term "Lenders" shall mean solely First Union National Bank. As of the date hereof, Washington Mutual Bank, N.A., successor by merger to Bank United, is no longer a Lender; and (ii) Washington Mutual Bank, N.A., successor by merger to Bank United, is hereby released and discharged from all of its obligations as a Lender under the Credit Agreement and the other Loan Documents, provided that Washington Mutual Bank, N.A., successor by merger to Bank United, shall retain its rights to be indemnified pursuant to all provisions of the Loan Documents pursuant to which Borrower has agreed to indemnify the Lender with respect to any claims or actions arising prior to the date hereof. As of the date hereof, the sole Borrower is Arvida/JMB Partners, L.P. and all other Borrowers are hereby released by Lender of their obligations under the Credit Agreement except for any indemnity obligations with respect to any claims or actions arising prior to the date hereof.

           c. Section 1.1.57 of the Credit Agreement is amended to provide that the term "Notes" shall mean the Consolidated Restated Line of Credit Note.

           d. Borrower shall maintain the following financial covenants ("Financial Covenants") compliance of which shall be determined on the basis of the "Financial statement and other information to be provided to Lender by Borrower as described in Section 6.1 of the Credit Agreement. Review of the Financial Covenants shall be completed within 60 days of fiscal year end and/or quarter end subject to Lender's receipt of quarterly financials from Borrower on a timely basis.

           (a) MINIMUM UNENCUMBERED LIQUIDITY. As of the end of each fiscal quarter effective with the fourth quarter of 2001, Borrower's Net Worth shall be equal to or in excess of the "Minimum Net Worth." The term "Minimum Net Worth" means as of December 31, 2001, $50,000,000, and thereafter, $20,000,000.

           (b) MAXIMUM DEBT/WORTH RATIO. As of the end of each fiscal quarter effective with the fourth quarter of 2001, Borrower's "Debt/Worth Ratio shall not exceed the "Maximum Debt/Worth Ratio." The term "Debt/Worth Ratio" means, as of the date of any quarterly determination thereof the ratio of Borrower's Total Liabilities to Borrower's Net Worth.

The term "Maximum Debt/Worth Ratio" means as of the end of each fiscal quarter 1.0 to 1.0.

           (c) MINIMUM DEBT SERVICE COVERAGE. As of the end of each fiscal quarter effective with the fourth quarter of 2001, Borrower's Debt Service Coverage shall be equal to or in excess of the "Minimum Debt Service Coverage Ratio." The term "Minimum Debt Service Coverage Ratio means 1.3 to 1.

           (d) MAXIMUM LOAN TO VALUE RATIO. As of the end of each fiscal quarter effective with the fourth quarter of 2001, the Loan to Value Ratio shall not exceed the Maximum Loan to Value Ratio. Borrower shall furnish to Lender within 30 days of each fiscal quarter end Housing Reports indicating homes closed during the previous fiscal quarter and remaining homes in inventory within the Project. The term "Maximum Loan to Value Ratio means tiny percent (50%). If as of any determination thereof, the Loan to Value Ratio shall exceed the Maximum Loan to Value Ratio, then, within five (5) Business Days following written notice thereof from Lender to Borrower, Borrower shall either: (i) pay to Lender, in reduction of the outstanding principal amount under the Revolving Line of Credit, an amount sufficient to reduce the Loan to Value Ratio to the applicable Maximum Revolving Line of Credit to Value Ratio, as above described, or (ii) deposit with Lender sufficient cash collateral to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio; the Borrower's failure to do so shall constitute an Event of Default hereunder. In the event the principal amount outstanding under the Revolving Line of Credit does not otherwise cause the

                 Loan to Value Ratio to exceed the Maximum Loan to Value Ratio, availability under the Revolving Line of Credit shall be reduced to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio.

     6. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES BY BORROWER. Except as to Sections 4.3.2 and 4.17.12 which shall not be subject to being reaffirmed as of the date hereof (as provided in Section 6.6.4) and except for date specific representations and warranties which shall be deemed reaffirmed and updated as of the date hereof only if listed on the attached index of updated Schedules, Borrower hereby reaffirms each of the representations and warranties made by Borrower in Section 4 of the Credit Agreement and Borrower represents and warrants to Lender that all such representations and warranties are true, correct and complete on and as of the date hereof. Borrower hereby releases Lender and holds Lender harmless from any cause or causes of action which Borrower have or could have against Lender relating to the Loan Documents or the indebtedness evidenced and secured thereby until the date hereof. To the knowledge of Borrower, there currently exists, as of the date hereof no breach or default or event of default or event, that, with the passage of time or the giving of notice or both, would constitute a breach or default or an event of default under the Credit Agreement or Loan Documents, or constitute a failure of a condition precedent to the continued effect of the funding of Advances under the Revolving Line of Credit pursuant to the Credit Agreement.

     7. CONDITIONS TO BE SATISFIED BY BORROWER. Notwithstanding any other provision of this Amendment or the Credit Agreement to the contrary and without affecting in any manner the rights of Lender hereunder. Lender shall not be obligated to make any farther Advances (or to issue any farther Letters of Credit) or take or PERFORM any other action under the Credit Agreement until the following conditions have been fulfilled to the satisfaction of the Lender:

           a. On or prior to the date hereof, Lender shall have received this Amendment duly executed and the Consolidated Restated Line of Credit Note and the Modification of Mortgage and Extension Agreement, all in form and substance satisfactory to Lender together with all other documents required hereunder or otherwise reasonably required by Lender to be executed and delivered or otherwise provided by Lender.

           b. Borrower has delivered to Lender an Endorsement to the Mortgagee Title Insurance Policy No. 82-03-021373 issued by Lawyers Title Insurance Corporation. Borrower has delivered to Lender current Ownership and Encumbrance Reports on all remaining encumbered property constituting the Property ("Mortgaged Properties").

           c. Borrower shall have delivered to Lender Certificates of Good Standing and Authority To Do Business for Borrower and for its general partner, certified by the Secretaries of State of Delaware and Florida.

           d. Borrower shall have delivered to the Lender an updated Opinion of Counsel.

           e. Borrower shall have furnished Lender proof of payment of real property and personal property taxes for 2001 against each of the Mortgaged Properties.

           f. If requested by Lender, Borrower shall have furnished UCC-11 searches and other evidence satisfactory to Lender as to the status of liens with respect to any of the Mortgaged Properties or other
Collateral.

           g. Borrower shall have delivered to Lender updated Schedules to the Credit Agreement as appropriate to reflect the status of the Schedules as of the date hereof.

           h. Borrower shall have delivered to Lender evidence satisfactory to Lender that Borrower have obtained all consents and acknowledgments of all persons whose consents and acknowledgments may be required in connection herewith.

           i. Borrower shall have made payment in immediately available funds to Lender of all Facility Fees and all other reasonable, out-of-pocket fees costs and expenses incurred in connection with this Amendment, including, without limitation, legal counsel to Lender.

           j. Borrower shall have furnished to Lender current evidence of insurance in the form and content otherwise required in the Credit Agreement.

           k. All Financial Covenants of Borrower are currently maintained by the Borrower. Borrower acknowledges and agrees that as of the date hereof, Borrower has no offsets, defenses or counterclaims as to any of the Loan, the Loan Documents or the Obligations evidenced and secured thereby.


     8.    LIABILITY FOR DOCUMENTARY STAMPS AND INTANGIBLE TAXES.
Borrower agrees to pay any and all documentary stamps and/or intangible taxes and all interest and penalties associated therewith which may be assessed on account of the transactions set forth in this Amendment, if any. Borrower shall pay such sums immediately upon receipt of notice of such amounts from Lender. In the event Borrower fail to pay such sums, Lender may, at its option, pay such taxes and/or documentary stamps. Any such payment by Lender shall be added to the Obligations of Borrower and shall bear interest from the date advanced to the date of recovery at the Default Rate. If Borrower fails to pay any and all documentary stamps and/or intangible taxes and any interest and penalties associated therewith which may be assessed on account of the transactions set forth in this Amendment, it shall be deemed to be a default by Borrower under the Revolving Line of Credit.

     9. NO CHANGE IN PRIORITY. The parties hereto intend that this Amendment shall not disturb the existing priority of the Mortgage and other Loan Documents. The parties hereto further intend that this Amendment shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage and other Loan Documents.
Borrower agrees to cooperate with Lender so that the interests of Lender are fully protected and the intent of this Amendment can be effectuated.

     10.   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BORROWER.
Borrower represent and warrant to Lender as follows:

           a. All representations and warranties of the Borrower contained in this Amendment are true and correct.

           b. Borrower has no intention of filing any petition or initiating any bankruptcy proceedings.

           c. Borrower has not entered into this Amendment and the transactions contemplated hereby to provide preferential treatment to Lender or any other creditor of Borrower in anticipation of seeking relief under the federal or any state bankruptcy code or similar law, nor have Borrower entered into this Amendment and the transactions contemplated hereby with the intent to hinder, delay or defraud any creditors of Borrower.

           d. Borrower has the full capacity, right, power and authority to execute, deliver and perform this Amendment and all documents to be executed by it pursuant hereto, and all formal requirements necessary or required by any statutes, laws, ordinances, codes, rules, regulations, orders, decrees, directives, partnership agreements, articles of incorporation, charters or by-laws to enter into this Amendment have been fully complied with. The individuals signing this Amendment and all other documents executed pursuant thereto on behalf of the Borrower are duly authorized to sign the same on behalf of the Borrower. The provisions of this Amendment are and shall be legal, valid and binding upon and enforceable against the Borrower in accordance with their respective terms.

           e. This Amendment shall not be construed more strictly against either party by virtue of the preparation hereof.

           f. Borrower hereby agrees to execute and deliver any and all documents as may be reasonably required by Lender at any time in order to carry out the terms of this Amendment and give effect thereto.

     11. CONFLICT AND RATIFICATION. The terms of this Amendment shall control in the event of a conflict between the provisions hereof and the provisions of the Credit Agreement. Except as specifically amended by this Amendment, the terms, covenants and conditions of the Credit Agreement are hereby ratified and confirmed by Borrower and remain in full force and effect.

     12. NOTICES. Notwithstanding any provisions to the contrary contained in the other Loan Documents, all notices, requests and demands to or upon the Agent and any Borrower party to this Agreement, pursuant to any Loan Document, shall be deemed to have been given or made when delivered by hand, delivered by nationally recognized overnight courier service next Business Day delivery, delivered by telecopy (upon confirmation of receipt received on a Business Day), or three (3) Business Days after deposit in the U.S. mail, postage prepaid by registered or certified mail, return receipt requested, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

To Borrowers:               c/o Arvida/JMB Partners, L.P.
                            900 North Michigan Avenue
                            Chicago, Illinois 60611-1575
                            Attn:  Mr. Stephen A. Lovelette
                            Telecopy No. (312) 915-2310

with a copy to:             Danielle DeVito-Hurley, Esq.
                            Gunster, Yoakley & Stewart, P.A.
                            500 East Broward Blvd., Suite 1400
                            Fort Lauderdale, FL 33394
                            Telecopy No. (954) 523-1722

and with a copy to:         Arvida Company
                            7900 Glades Road, 2nd Floor
                            Boca Raton, Florida 33434
                            Attn: John Baric, Esq.
                            Telecopy No. (561)479-1227

To Agent and
Lender:                     First Union National Bank
                            200 East Broward Blvd., 9th Floor
                            Fort Lauderdale, Florida 33301
                            Attn:  Dana Hunter, Vice President
                            Telecopy No. (954) 467-4164

with a copy to:             Peter D. Slavis, Esq.
                            Ruden, McClosky, Smith,
                            Schuster & Russell, P.A.
                            200 East Broward Boulevard
                            Fort Lauderdale, Florida 33301
                            Telecopy No. (954) 527-2340


     13. COUNTERPARTS. This Amendment may be executed and delivered by one or more of the parties hereto on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     14.   WAIVER OF JURY TRIAL

           BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO ANY CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT TO CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER OR LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER

ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.



         (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to Credit Agreement the day and year first above written.


                                  BORROWER:

                                  ARVIDA/JMB PARTNERS, L.P., a
                                  Delaware limited partnership

                                  By:  ARVIDA/JMB MANAGERS, INC.,
                                       Delaware limited partnership

                                       By:   ARVIDA/JMB MANAGERS, INC.
                                             a Delaware corporation,
                                             general partner

                                             By:   /s/ Mark D. Lassman
                                                   --------------------
                                             Print Name: Mark D. Lassman
                                             Title:  Vice President

/s/ Patricia A. Costa
-------------------------------
Signature

Printed Name: Patricia A. Costa


/s/ Judith Hattier
------------------------------
Signature

Printed Name:  Judith Hattier

                                  LENDER:

                                  FIRST UNION NATIONAL BANK

                                  By:  Tracy S Dunham
                                       ------------------------------
                                  Printed Name:  Tracy Dunham
                                  Title:  Vice President

/s/ Patricia Alemparte Glass
------------------------------
Signature

Printed Name:  Patricia Alemparte Glass


/s/ Mary Kinnane
------------------------------
Signature

Printed Name:  Mary Kinnane

            INDEX OF UPDATED SCHEDULES TO CREDIT AGREEMENT
            ----------------------------------------------


1.   Schedule 1.1.3   Additional Properties

2.   Schedule 1.1.6   Affiliates

3.   Schedule 1.1.62  Other Properties

4.   Schedule 1.1.71  Subsidiaries

5.   Schedule 4.17.8  Environmental Audits

6.   Schedule 4.17.9  Leases, if any

7.   Schedule 4.17.10 Management Agreements

8.   Schedule 4.19.1  Intellectual Property

9.   Schedule 4.19.2  Bank Accounts

10.  Schedule 4.19.3  Promissory Obligations

11.  Schedule 4.19.4  Project Indebtedness

12.  Schedule 4.22.2  Options/Warrants with Respect to Equity Interests

13.  Schedule 4.4.1   List of Litigation, Threatened Claims,
                      Environmental Matters

14.  Schedule 6.1.1-A Persons Authorized to Certify Financials

Record and Return to:  (enclose self-addressed stamped envelope)

This Instrument Prepared by:

     Peter D. Slavis, Esquire
     Ruden, McClosky, Smith
     Schuster & Russell, P.A.
     200 East Broward Boulevard, 15th Floor
     Fort Lauderdale, Florida 33301


-------------------------------------------------------------------------
SPACE ABOVE THIS LINE FOR              SPACE ABOVE THIS LINE FOR
PROCESSING DATA                        PROCESSING DATA


     STATE OF FLORIDA INTANGIBLE TAXES AND DOCUMENTARY STAMPS IN THE AMOUNT REQUIRED BY LAW WITH REGARD TO THE INDEBTEDNESS RENEWED HEREBY WERE AFFIXED TO OR PROOF OF PAYMENT NOTED ON THE MORTGAGE AND SECURITY AGREEMENT RECORDED IN OFFICIAL RECORDS BOOK 26802, PAGE 888 OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA. NO DOCUMENTARY STAMPS ARE DUE IN CONNECTION HEREWITH. NON-RECURRING INTANGIBLE TAXES SHALL BE PAID AT THE TIME OF EACH ADVANCE ON SUCH ADVANCE.


           MODIFICATION OF MORTGAGE AND EXTENSION AGREEMENT
           ------------------------------------------------

     THIS MODIFICATION OF MORTGAGE AND EXTENSION AGREEMENT effective as of August 1, 2001 ("Agreement"), between ARVIDA/JMB PARTNERS, L.P., a Delaware ware limited partnership, having an address of 7900 Glades Road, Suite 200, Boca Raton, Florida 33434 ("Mortgagor") and FIRST UNION NATIONAL BANK, having an address of 200 East Broward Boulevard, 9th Floor, Fort Lauderdale, Florida 33301 ("Lender" or "Mortgagee").


                              WITNESSETH:
                              ----------

     WHEREAS, Mortgagee is owner and holder of a certain Mortgage and Security Agreement executed by Mortgagor (among others) encumbering certain property located in Broward County, Florida, owned by Mortgagor, as more particularly described therein less any portions thereof which from time to time have been released pursuant to partial releases recorded in the Public Records of Broward County, Florida ("Mortgaged Property"), which Mortgage was originally filed for record in Official Records Book 26802, Page 888 of the Public Records of Broward County, Florida and which Mortgage was subsequently assigned to Lender by an Absolute Assignment of Mortgages and Other Documents, recorded in Official Records Book 28819, Page 1674 of the Public Records of Broward County, Florida and in Official Records Book 28819, Page 1680 of the Public Records of Broward County, Florida ("Mortgage");

     WHEREAS, Mortgagor and Lender each desire at this time to renew and extend that certain revolving line of credit facility (defined in the Mortgage as the "Line of Credit Notes") as presently evidenced by a Consolidated and Restated Line of Credit Promissory Note of even date hereof in the original principal sum of Twenty Million Dollars ($20,000,000) executed by Mortgagor in favor of Lender ("Renewal Line of Credit Note"). The Renewal Line of Credit Note may be borrowed, repaid and reborrowed in accordance with the terms of that certain Credit Agreement dated July 31, 1997 as amended by Amendment to Credit Agreement effective September 1, 1998 and by a Second Amendment to Credit Agreement of even date herewith ("Credit Agreement").

     NOW, THEREFORE, for and in consideration of TEN AND 00/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. The above recitals are true and correct and are incorporated herein by reference.

     2. Except as specifically modified hereby or in the Renewal Line of Credit Note, all of the terms, provisions and representations of the Mortgage, the Credit Agreement and all other documents executed by Mortgagor in connection with the Renewal Line of Credit Note are collectively sometimes hereafter referred to as the "Loan Documents", are specifically reaffirmed by Mortgagor and are incorporated herein by this reference. MORTGAGOR HEREBY RELEASES LENDER AND HOLDS LENDER HARMLESS FROM ANY CAUSE OR CAUSES OF ACTION WHICH MORTGAGOR HAS OR COULD HAVE AGAINST LENDER RELATING TO THE LOAN DOCUMENTS OR THE INDEBTEDNESS EVIDENCED AND/OR SECURED THEREBY UNTIL THE DATE HEREOF AND MORTGAGOR AGREES AND CONFIRMS THAT, AS OF THE DATE HEREOF, THERE ARE NO SETOFFS DEFENSES OR CREDITS DUE IT UNDER THE LOAN DOCUMENTS AND THAT SAME ARE IN FULL FORCE AND EFFECT AS OF THIS DATE.

     3. The Maturity Date of the Renewal Line of Credit Note is hereby extended to September 30, 2002, and the maximum amount of principal indebtedness now secured hereby which may be outstanding at any one time is Twenty Million Dollars ($20,000,000) on a revolving basis.

     4.    The parties hereto intend that this Agreement shall not disturb
the existing priority of the Mortgage.   The parties hereto further intend
that this Agreement shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage. Mortgagor agrees to cooperate with Lender so that the interests of Lender are fully protected and the intent of this Agreement can be effectuated.

     5. The provisions of this Agreement shall control in the event of any conflict with the provisions of the Loan Documents, the unaffected provisions of which are specifically reaffirmed and incorporated herein by reference. The parties hereto further agree that, except as specifically provided by this Agreement, no part of the Mortgage, Credit Agreement or other Loan Documents is in any way altered, amended or changed.

     6. Any default by Mortgagor under this Agreement after the expiration of any applicable grace period shall, at the election of Lender, automatically and immediately constitute a default under the Renewal Line of Credit Note. Any default by Mortgagor under the Renewal Line of Credit Note after the expiration of any applicable grace period shall, at the election to Lender, automatically and immediately constitute a default under the Mortgage.

     7. Mortgagor agrees to pay any and all documentary stamps and/or intangible taxes and all interest and penalties associated therewith which may be assessed on account of the execution and/or recording of this Agreement and the Loan Documents. Mortgagor shall pay such sums immediately upon receipt of notice of such amounts from Lender or its assigns. In the event Mortgagor fails to pay such sums, Lender or its assigns may, at its option, pay such taxes and/or documentary stamps. Any such payment by Lender or its assigns shall be added to indebtedness evidenced by the Renewal Line of Credit Note and shall bear interest from the date advanced to the date of recovery at the maximum non-usurious rate permissible under Florida law. If Mortgagor fails to pay any and all documentary stamps and/or intangible taxes and any interest and penalties associated therewith which may be assessed on account of the execution and/or recording of this Agreement, it shall be deemed to be a default under the terms hereof and shall immediately accelerate the principal balance due under the Renewal Line of Credit Note, together with accrued interest and Lender shall have no obligation to advance any further proceeds of the Renewal Line of Credit Note. This provision shall survive repayment of the Renewal Line of Credit Note.

     8.    Mortgagor represents and warrants to Lender as follows:

           (8)1 All representations and warranties of the Mortgagor contained in this Agreement are true and correct.

           (8)2 Mortgagor has no intention of filing any petition or initiating any Bankruptcy Proceedings.

           (8)3 Mortgagor has not entered into this Agreement and the transactions contemplated hereby to provide preferential treatment to Lender, Lender's nominee or any other creditor of Mortgage, or any guarantor in anticipation of seeking relief under the federal or any state bankruptcy code or similar law, nor has Mortgagor entered into this Agreement and the transactions contemplated hereby with the intent to hinder, delay or defraud any creditors.

           (8)4 Mortgagor has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by them pursuant hereto, and all formal requirements necessary or required by any statutes, laws, ordinances, codes, rules, regulations, orders, decrees, directives, partnership agreements, articles of incorporation, charters or by-laws to enter into this Agreement have been fully complied with. The provisions of this Agreement are and shall be legal, valid and binding upon and enforceable against the Mortgagor in accordance with their respective terms.

           (8)5 This Agreement shall not be construed more strictly against either party by virtue of the preparation hereof.

     9. In the event a voluntary bankruptcy proceeding is filed by Mortgagor under any chanter of Title 11 of the United States Code ("Bankruptcy Code"), at Lender's request and to the extent allowed by the Bankruptcy Court, Mortgagor shall consent to the entry of an Order granting Lender full and complete relief from the automatic stay under 11 U.S.C.
Section 362 in order to permit Lender to realize and effectuate its rights with respect to the collateral securing Mortgagor's obligation to Lender. At Lender's request and to the extent allowed by the Bankruptcy Court, Mortgagor shall execute a stipulated motion for relief from stay and shall submit to the Bankruptcy Court a proposed agreed Order granting Lender relief from stay.

     10. MORTGAGOR AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE RENEWAL LINE OF CREDIT NOTE AND THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN. MORTGAGOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER NOR THE LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. MORTGAGOR ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

     IN WITNESS WHEREOF, the Mortgagor and Lender have executed this Agreement effective as of the day and year noted above.



Witnesses:                  MORTGAGOR:

                            ARVIDA/JMB PARTNERS, L.P., a
                            Delaware limited partnership


                            By:   ARVIDA/JMB MANAGERS, INC.,
                                  a Delaware corporation, general partner


                                  By:  /s/ Mark D. Lassman
                                       ------------------------
                                  Print Name:  Mark D. Lassman
                                  Title: Vice President


/s/ Patricia A. Costa
-----------------------
Signature

Printed Name:  Patricia A. Costa



/s/ Judith Hattier
-----------------------
Signature

Printed Name:  Judith Hattier

                            FIRST UNION NATIONAL BANK

                            By:   executed signature
                            Printed Name:
                            Title:

/s/ Mary Kinnane
--------------------
Signature

Printed Name:  Mary Kinnane



executed signature
--------------------
Signature

Printed Name:  [ illegible ]

                            Post Office Address:
                            200 East Broward Boulevard, 9th Floor
                            Fort Lauderdale, Florida  33301

STATE OF FLORIDA            )
                            )     SS:
COUNTY OF PALM BEACH        )



     I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by Mark Lassman, the Vice President of ARVIDA/JMB MANAGERS, INC., a Delaware corporation, general partner of ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership. He is personally known to me.

     WITNESS my hand and official seal in the County and State last aforesaid this 21st day of March, 2002.


                            /s/ Patricia A. Costa
                            ------------------------------
                            Notary Public

                            Patricia A. Costa
                            ------------------------------
                            (Typed, printed or stamped
                            name of Notary Public)


My Commission Expires:      [ notary seal ]
                            Jan 2, 2005
                            My Commission #CC 991261





STATE OF FLORIDA            )
                            )     SS:
COUNTY OF BROWARD           )


     I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgements, the foregoing instrument was acknowledged before me by Tracy S. Dunham, the Vice President of FIRST UNION NATIONAL BANK, freely and voluntarily under authority duly vested in him/her by said bank. He/she is personally known to me or who has produced _____________ as identification.

     WITNESS my hand and official seal in the County and State last aforesaid this 28th day of March, 2002.




                            /s/ Patricia Alemparte Glass
                            ------------------------------
                            Notary Public


                            ------------------------------
                            (Typed, printed or stamped
                            name of Notary Public

My Commission Expires:      [ notary stamp ]

                            Patricia Aleparte Glass
                            My Commission Expires January 4, 2004
                            #DD46465
                            Notary Public, State of Florida

         BORROWERS' REPRESENTATIONS, WARRANTIES AND AFFIDAVIT


STATE OF FLORIDA      )
                      )  SS:
COUNTY OF PALM BEACH  )


     BEFORE ME, the undersigned authority, this day personally appeared Mark D. Lassman who is personally known to me, who being by me first duly sworn under oath, states:

     1. That he is the Vice President of ARVIDA/JMB MANAGERS, INC., a Delaware corporation, sole general partner of ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership ("Borrower").

     2. That the undersigned has knowledge of all of the business affairs of the Borrower.

     3. That the Borrower (among others) has previously executed a Mortgage dated July 31, 1997 recorded in Official Records Book 26802, Page 888, of the Public Records of Broward County, Florida (the "Mortgage"), encumbering certain real property, except such portions which were previously released from time to time by releases recorded in the Public Records of Broward County, Florida ("Properties"), securing loans in the aggregate amount of $100,000,000 ("Loans"). As of even date herewith, the Credit Agreement dated July 31, 1997, as amended by an Amendment to Credit Agreement having an effective date of September 1, 1998, and as amended as of even date by a Second Amendment to Credit Agreement ("Credit Agreement") and accompanying documentation for the Loans are being modified in reliance upon the representations and warranties contained herein. As of even date herewith, the Loans have been repaid in full with the exception of the Revolving Line of Credit Facility ("Line of Credit Facility") as renewed pursuant to the terms of that certain Loan Commitment Letter dated
November 21, 2001 between First Union National Bank ("Lender") and Borrower, with the Line of Credit Facility continued to be secured by the Properties pursuant to the terms of the Credit Agreement.

     4. That the Properties are not subject to any mortgage, pledge, easement, restriction or other encumbrance or lien of any kind (whether or not recorded), except for the Mortgage, the lien of current taxes which are not yet due and payable, and those matters shown as exceptions from coverage in the Lawyers Title Insurance Company's Mortgagee Policy No. 82-03-021373 effective August 7, 1997 and last updated through March 13, 2002 and covering the Property ("Title Policy") and any such other exceptions recorded after the Mortgage and subordinate to the Mortgage.

     5. That Borrower possesses all governmental permits, approvals and licenses necessary for the operation of the Properties as has been conducted since September 1, 1998 and, as long as the Properties are owned by Borrower, shall continue to maintain such permits,




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approvals and licenses along with all licenses necessary for the construction and development of any improvements to be constructed thereon, without substantial known conflicts with the rights of others.

     6. That there are no present violations (nor does Borrower have reason to believe any violations are forthcoming) in any material respect of any requirements of any applicable governmental laws, codes, ordinances, rules or regulations or restrictive covenants affecting the Properties and that the Properties shall be in compliance in all material respects with all such requirements and covenants until all indebtedness of Borrower under the Line of Credit Facility is repaid in full.

     7. Except as permitted by the terms of the Credit Agreement, Borrower has not and shall not execute any instrument or do any act whatsoever which would or might in any materially way affect the title to the Properties to the detriment of Lender.

     8.    That

           (a) Borrower is not a foreign entity for purposes of United States Income taxation;

           (b) The undersigned, on behalf of Borrower, understands and acknowledges that this Affidavit may be disclosed to the Internal Revenue Service.

     9. That since September 1, 1998, Borrower has not amended, modified or terminated its partnership agreement except as disclosed in writing to Lender.

     10. That this Affidavit is made for the purpose of inducing First Union National Bank to renew the Line of Credit Facility and Lawyers Title Insurance Corporation to issue an Endorsement to the Title Policy.


                      ARVIDA/JMB PARTNERS, L.P.,
                      a Delaware limited partnership


                      By:   ARVIDA/JMB MANAGERS, INC.,
                            a Delaware corporation, general partner



                            By:    /s/ Mark D. Lassman
                                   ------------------------------
                            Name:  Mark D. Lassman
                            Title: Vice President


                                  [ CORPORATE SEAL ]




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


STATE OF FLORIDA      )
                      )  SS
COUNTY OF PALM BEACH  )


     The foregoing instrument was acknowledged before me this 21st day of March, 2002. Mark D. Lassman, of ARVIDA/JMB MANAGERS, INC., a Delaware corporation, as the sole general partner of ARVIDA JMB PARTNERS, L.P., a Delaware limited partnership, on behalf of said limited partnership, who is PERSONALLY KNOWN TO ME or has produced ____________________ as identification.

     WITNESS my hand and official seal in the County and State last aforesaid this 21st day of March, 2002.



                            /s/ Patricia A. Costa
                            ------------------------------
                            Notary Public

                            Patricia A. Costa
                            ------------------------------
                            (Typed, printed or stamped
                            name of Notary Public)


My Commission Expires:      [ notary seal ]
                            Jan 2, 2005
                            My Commission #CC 991261

























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